Exhibit 10.2

TAX RECEIVABLE AGREEMENT

dated as of

August 2, 2021

by and among

MDC STAGWELL HOLDINGS INC.,

MIDAS OPCO HOLDINGS LLC

and

STAGWELL MEDIA LP

CONTENTS

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CONTENTS

CLAUSE	PAGE

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) dated as of August 2, 2021, is hereby entered into by and among MDC Stagwell Holdings Inc., a Delaware corporation (“MDC Holdings”), Midas OpCo Holdings LLC, a Delaware limited liability company and a direct subsidiary of MDC Holdings (“OpCo”), and Stagwell Media LP, a Delaware limited partnership (“Stagwell”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Transaction Agreement (as defined below).

WITNESSETH:

WHEREAS, on December 21, 2020, Stagwell, MDC Partners Inc., a Canadian corporation (“MDC”), New MDC LLC, a Delaware limited liability company that converted into a corporation prior to the date hereof, and Midas Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Transaction Agreement, as amended on June 4, 2021 and July 8, 2021 (the “Transaction Agreement”);

WHEREAS, prior to the Closing Date, MDC domesticated to Delaware pursuant to section 388 of the Delaware General Corporation Law in a transaction that is intended for U.S. federal tax purposes to constitute a reorganization described in Section 368(a)(1)(F) of the Code (the “Redomiciliation”);

WHEREAS, prior to the Closing Date and after the Redomiciliation, MDC caused the Maxxcom Restructuring to be completed;

WHEREAS, prior to the Closing Date and after the Maxxcom Restructuring, in a series of transactions that are intended for U.S. federal tax purposes to constitute a reorganization described in Section 368(a)(1)(F) of the Code: (i) MDC Holdings converted into a Delaware corporation (such conversion, the “MDC Holdings Incorporation”); (ii) immediately thereafter, Merger Sub merged with and into MDC, with MDC surviving as a direct and wholly-owned Subsidiary of MDC Holdings (the “MDC Merger”); and (iii) immediately following the MDC Merger, MDC converted into a Delaware limited liability company (as converted, “OpCo”), with MDC Holdings as the then-sole member of OpCo, and OpCo adopted the Initial OpCo Operating Agreement (the foregoing transactions taken together, the “Holding Company Formation F Reorganization”);

WHEREAS, on the Closing Date, Stagwell contributed all of the issued and outstanding interests in Stagwell Marketing Group Holdings LLC, a Delaware limited liability company, to OpCo in exchange for 180,000,000 OpCo Common Units (such OpCo Common Units, the “Stagwell OpCo Common Units”) and, as a result, became the second member of OpCo in a transaction intended to constitute the formation of OpCo as a partnership for U.S. federal income tax purposes and exchanges by MDC Holdings and Stagwell, in each case as described in Section 721 of the Code;

WHEREAS, on the Closing Date, MDC Holdings issued 180,000,000 shares of MDC Holdings Class C Common Stock to Stagwell in exchange for an aggregate purchase price of $1,800 in cash, and each such share of MDC Holdings Class C Common Stock was paired with a Stagwell OpCo Common Unit (such shares of MDC Holdings Class C Common Stock, together with the Stagwell OpCo Common Units, the “Stagwell Paired Equity Interests”);

WHEREAS, on and after the date hereof, each of Stagwell and its Permitted Transferees (as defined under the A&R OpCo Operating Agreement (as defined below)) has the right, in its sole discretion, from time to time, to have all or any portion of the Stagwell Paired Equity Interests redeemed by OpCo in exchange for an equivalent number of shares of Class A Common Stock of MDC Holdings (a “Redemption”) pursuant to Section 3.6 of the A&R OpCo Operating Agreement;

WHEREAS, OpCo is treated as a partnership for U.S. federal income Tax purposes;

WHEREAS, OpCo and each direct or indirect subsidiary (owned through a chain of pass-through entities) of OpCo that is treated as a partnership for U.S. federal income Tax purposes (such entities, together with OpCo and any direct or indirect subsidiary (owned through a chain of pass-through entities) of OpCo that is treated as a disregarded entity for U.S. federal income Tax purposes, the “OpCo Group”) will have in effect an election under Section 754 of the Code (as defined below) as provided under Section 2.01 for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, which election will result in an adjustment to MDC Holdings’ share of the Tax basis of the assets owned by the OpCo Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of OpCo allocable to or with respect to MDC Holdings may be affected by Basis Adjustments (as defined below) and MDC Holdings’ tax liability may be affected by Imputed Interest (as defined below); and

WHEREAS, the Parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of MDC Holdings and provide for certain payments from MDC Holdings to Stagwell with respect to any Tax benefits actually realized by MDC Holdings as the result of Exchanges (as defined below), and to ease administrative burdens, an assumed Tax rate shall be used to approximate MDC Holdings’ state, local and foreign liabilities for Covered Taxes (as defined below) without regard to such Tax benefits for each Covered Taxable Year.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Article I
Definitions and Usage

Section 1.01        Definitions.

(a)               The following terms shall have the following meanings for the purposes of this Agreement:

“A&R OpCo Operating Agreement” means the amended and restated limited liability company agreement, dated as of the date hereof, by and among OpCo and its Members, as amended from time to time.

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“Actual Tax Liability” means, with respect to any Covered Taxable Year, the sum of (i) the actual liability for U.S. federal Covered Taxes of MDC Holdings (A) appearing on the U.S. federal income Tax Return of MDC Holdings for such Covered Taxable Year and (B) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law) and (ii) the product of (A) the amount of the aggregate net income of MDC Holdings in the states and local jurisdictions in which MDC Holdings files Tax Returns for such Covered Taxable Year and (B) the Blended Rate.

“Accounting Firm” means, as of any time, the accounting firm that prepares the audited financial statements of MDC Holdings, provided that such firm is nationally recognized as being expert in Covered Tax matters.

“Agreed Rate” means SOFR plus 100 basis points.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to the adjusted Tax basis of any asset of the OpCo Group (i) under Section 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, following an Exchange, OpCo remains in existence as an entity for Tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, as a consequence of an Exchange, OpCo becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case, as a result of (x) an Exchange or (y) any payments made under this Agreement. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Blended Rate” means, with respect to any Covered Taxable Year, the sum of the apportionment weighted, maximum effective rates of tax imposed on the aggregate net income of MDC Holdings in each state or local jurisdiction in which MDC Holdings files Tax Returns for such Covered Taxable Year, with the apportionment weighted, maximum effective rate of tax in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by MDC Holdings in such jurisdiction for such Covered Taxable Year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such Covered Taxable Year. As an illustration of the calculation of Blended Rate for a Covered Taxable Year, if MDC Holdings solely files Tax Returns in State 1 and State 2 in a Covered Taxable Year, the maximum applicable corporate tax rates in effect in such states in such Covered Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such States in such Covered Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% times 55% plus 5.5% times 45%).

“Board” means the Board of Directors of MDC Holdings.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

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“Change of Control” means the occurrence of any of the following events:

(i)	any “person” or “group” of related persons other than Stagwell and any of its Permitted Transferees is or becomes the “beneficial owner”, directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of MDC Holdings; provided, that the formation of a holding company to hold Capital Stock of MDC Holdings which does not change the beneficial ownership of such Capital Stock (except as a result of the exercise of dissenters’ rights) will not constitute a Change of Control under this clause (i) (provided that, from and after the formation of such holding company, all references to MDC Holdings in this definition shall instead refer to such holding company);

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of MDC Holdings was approved by a vote of a majority of the directors of MDC Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the approval by the holders of Capital Stock of MDC Holdings of any plan or proposal for the liquidation or dissolution of MDC Holdings; or

(iv)	MDC Holdings consolidates with, or merges with or into, another Person, or MDC Holdings sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of MDC Holdings, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction, beneficially owned the outstanding Voting Stock of MDC Holdings are, by virtue of such prior ownership, the beneficial owners in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity) (provided that, in the event the exception in this clause (iv) applies, then, from and after the consummation of such transaction, all references to MDC Holdings in this definition shall instead refer to such surviving or transferee Person or ultimate parent entity).

For purposes of this definition:

(A)	“beneficial owner” has the meaning specified in Rules 13d- 3 and 13d-5 under the Exchange Act, except that any person or group will be deemed to have beneficial ownership of all securities that such person or group or has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time (“beneficially own” and “beneficially owned” have corresponding meanings); and

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(B)	“Capital Stock” means:

(I)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of capital stock, including each class of common stock and preferred stock of such Person and stock appreciation rights;

(II)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(III)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (I) or (II) above.

(C)	“Permitted Transferees” has the meaning given to it in the A&R OpCo Operating Agreement.

(D)	“person” and “group” have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act.

(E)	“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board (or equivalent governing body) of such Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor provisions or any successor U.S. federal statute relating to corporate income Tax.

“Covered Taxable Year” means any Taxable Year of MDC Holdings ending after the Closing Date (as defined in the Transaction Agreement) and on or before the end of the first Taxable Year ending after all Stagwell Paired Equity Interests have been redeemed by OpCo or transferred to MDC Holdings in an Exchange and in which all related Tax benefits have either been utilized or have expired.

“Covered Taxes” means any and all U.S. federal, state and local Taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive, additional or an alternative basis (including for the avoidance of doubt, franchise Taxes and Tax imposed under Section 59A of the Code), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” means, for a Covered Taxable Year, the cumulative amount of Realized Tax Benefits for all Covered Taxable Years of MDC Holdings up to and including such Covered Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period, which, in each case, shall be determined based on the most recent Tax Benefit Schedule or Revised Schedule, if any, in existence at the time of such determination.

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“Default Rate” means SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the Agreed Rate.

“Exchange” means (i) a Redemption or (ii) any other transaction or distribution by OpCo that, in either case, results in an adjustment under Sections 743(b) or 1012 of the Code with respect to the assets of the OpCo Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Date” means the date of any Exchange.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.01(a) of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Covered Taxable Year, the hypothetical liability for Covered Taxes of MDC Holdings that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used to prepare MDC Holdings’ actual U.S. federal Tax Returns, in each case, that were taken into account in computing the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year, but (i) calculating depreciation, amortization, or other similar deductions and any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year (and without regard to amounts that effectively reduce depreciation or amortization deductions or create ordinary income by reason of a negative adjustment under Section 743), (ii) excluding any deduction attributable to Imputed Interest and (iii) deducting the Hypothetical Other Tax Liability for such Covered Taxable Year.

“Hypothetical Other Tax Liability” means, with respect to any Covered Taxable Year, MDC Holdings’ U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Covered Taxable Year (determined without regard to clause (iii) thereof) multiplied by the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the Hypothetical Federal Tax Liability for such Covered Taxable Year, plus the Hypothetical Other Tax Liability for such Covered Taxable Year.

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“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to MDC Holdings’ payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1933, as amended, and the corresponding rules of the applicable exchange on which MDC Holdings Class A Common Stock is traded or quoted.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in substantially the form of Exhibit A to this Agreement.

“Member” means any member of OpCo pursuant to the A&R OpCo Operating Agreement.

“Non-Adjusted Tax Basis” means, with respect to any asset of the OpCo Group at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that becomes a Member, in each case together with their respective successors and assigns.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.

“Reconciliation Procedures” means the reconciliation procedures set forth in Section 7.12 of this Agreement.

“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Subsidiary Stock” means equity interests in any business entity treated as an association taxable as a corporation for U.S. federal income tax purposes that is owned directly or indirectly by OpCo.

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“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including, charges, together with any related interest, penalties or other additional amounts.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of MDC Holdings as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to Tax matters.

“Treasury Regulations” means the US Treasury Department income tax regulations promulgated under the Code.

“U.S.” means the United States of America.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(i)	in each Taxable Year ending on or after such Early Termination Effective Date, MDC Holdings will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)	the U.S. federal income Tax rates (and, for purposes of determining the Blended Rate for each such Taxable Year, the U.S. state and local income tax rates) that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law;

(iii)	all taxable income of MDC Holdings will be subject to the maximum applicable Tax rates for each Covered Tax throughout the relevant period, provided that the combined tax rate for U.S. state and local income taxes shall be the applicable Blended Rate;

(iv)	any loss carryovers generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by MDC Holdings ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks (or, if such carryovers do not have an expiration date, over the fifteen-year period after such carryovers were generated); by way of example, if on the date of the Early Termination Schedule MDC Holdings had $120 of net operating losses with a carryforward period of ten (10) years, $12 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule;

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(v)	any non-amortizable assets (other than Subsidiary Stock) will be deemed disposed of as of the Early Termination Effective Date;

(vi)	any Subsidiary Stock will be deemed never to be disposed of;

(vii)	if, on the Early Termination Effective Date, any Stagwell OpCo Units have not been Exchanged, then such interests shall be deemed to be Exchanged for the fair market value of MDC Holdings Class A Common Stock that would be received by any of Stagwell or its Permitted Transferees if such interests had been Exchanged on the Early Termination Effective Date; and

(viii)	any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Basis Schedule	Section 2.02(a)
Chancery Court	Section 7.11(b)
Early Termination Notice	Section 4.02
Early Termination Payment	Section 4.03(b)
Early Termination Reference Date	Section 4.02
Early Termination Schedule	Section 4.02
Holding Company Formation F Reorganization	Recitals
MDC Holdings	Preamble
MDC Holdings Incorporation	Recitals
MDC Merger	Recitals
MDC Payment	Section 5.01
MDC	Recitals

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Term	Section
Merger Sub	Recitals
OpCo	Preamble
OpCo Group	Recitals
Reconciliation Procedures	Section 7.12
Redemption	Recitals
Redomiciliation	Recitals
Revised Schedule	Section 2.02(c)
Senior Obligations	Section 5.01
Stagwell	Preamble
Stagwell OpCo Common Units	Recitals
Stagwell Paired Equity Interests	Recitals
Tax Benefit Payment	Section 3.01(b)
Tax Schedule	Section 2.02(b)
Termination Objection Notice	Section 4.02(a)
Transaction Agreement	Recitals

Section 1.02        Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. Any agreement, instrument or other document or any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, other document or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time.

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Article II
Determination of Tax Benefits

Section 2.01        OpCo 754 Election. In its capacity as the managing member of OpCo, MDC Holdings will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, OpCo and each member of the OpCo Group will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year; provided, that with respect to any direct or indirect subsidiary of OpCo that is treated as a partnership for U.S. federal income tax purposes for which MDC Holdings or any of its subsidiaries do not have the authority under the governing documents of such subsidiary to cause or are otherwise prohibited from causing such subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), MDC Holdings shall only be required to take commercially reasonable efforts to cause such subsidiary to have such an election in effect.

Section 2.02        Tax Schedule.

(a)         Basis Schedule. Not more than ninety (90) calendar days after the filing of the U.S. federal income Tax Return of MDC Holdings for each Taxable Year in which any Exchange has been effected, MDC Holdings shall deliver to Stagwell a schedule (the “Basis Schedule”) that shows in reasonable detail as necessary to understand the calculations performed under this Agreement, for U.S. federal, state and local Tax purposes, (i) the Non-Adjusted Tax Basis of the assets of the OpCo Group as of the date of each applicable Exchange, (ii) the Basis Adjustment with respect to the assets of the OpCo Group as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the assets of the OpCo Group are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. Subject to the other provisions of this Agreement, the items reflected on a Basis Schedule shall become final and binding on the Parties sixty (60) calendar days after Stagwell’s receipt of such Basis Schedule to Stagwell unless Stagwell provides MDC Holdings with written notice of an objection thereto made in good faith within sixty (60) calendar days after its receipt of such Basis Schedule. If such an objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures. Notwithstanding that the Basis Schedule for a Covered Taxable Year may have become final and binding on the Parties under this Section 2.02(a), such Basis Schedule shall be revised to the extent necessary to (w) reflect a Determination, (x) reflect inaccuracies in the original determination of the Basis Adjustment as a result of Exchanges effected in such Taxable Year as a result of factual information that was not previously taken into account, (y) reflect adjustments required to take into account payments made pursuant to this Agreement, and

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(b)         comply with the expert’s determination under the Reconciliation Procedures.

(c)         Tax Schedule. Within ninety (90) calendar days after the filing date (including extensions) for the U.S. federal income Tax Return of MDC Holdings for a Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, MDC Holdings shall provide to Stagwell a schedule (the “Tax Schedule”) showing the computation of the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. MDC Holdings shall allow Stagwell reasonable access to the appropriate representatives of MDC Holdings and its Subsidiaries and the Accounting Firm in connection with its review of the Tax Schedule and work papers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final and binding on the Parties thirty (30) calendar days after Stagwell’s receipt of such Tax Schedule to Stagwell unless Stagwell, during such thirty (30) calendar day period, provides MDC Holdings with written notice of an objection thereto made in good faith. If such objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures.

(d)         Revised Schedule. Notwithstanding that the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final and binding on the Parties under Section 2.02(b), such items shall be revised to the extent necessary to (i) reflect a Determination, (ii) reflect inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) reflect a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) reflect a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.02(c) unless and until there has been a Determination with respect to such change) and (v) comply with the expert’s determination under the Reconciliation Procedures. The Parties shall cooperate in connection with any proposed revision to the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The Party proposing a change to such an item shall provide the other Party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Realized Tax Benefit (if any), revised Realized Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final and binding on the Parties thirty (30) calendar days after the other Party’s receipt of such Revised Schedule unless the other Party, during such 30-calendar day period, provides written notice of an objection thereto made in good faith. If such an objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures.

(e)         Applicable Principles. It is the intention of the Parties for MDC Holdings to pay Stagwell eighty-five percent (85%) of the additional Covered Taxes that MDC Holdings would have been required to pay on Tax Returns that have actually been filed but for any depreciation or amortization deductions attributable to any Basis Adjustment (and any Imputed Interest) and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable and in effect on the relevant date of determination, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology so that, for the avoidance of doubt, the payment is determined on the basis of a calculation of Covered Taxes with and without the portion of the carryover or carryback attributable to the Basis Adjustment.

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Article III
Tax Benefit Payments

Section 3.01        Tax Benefit Payments.

(a)        Within 5 Business Days after the Tax Schedule for any Covered Taxable Year becomes final and binding on the Parties under Section 2.02(b), MDC Holdings shall pay (i) to Stagwell an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account(s) of Stagwell previously designated by it in writing to MDC Holdings.

(b)        A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, (i) 85% of the amount of Cumulative Net Realized Tax Benefits, if any, for a Covered Taxable Year, minus (ii) the aggregate amount of all Tax Benefit Payments previously made to Stagwell under this Section 3.01(b) (less any reimbursement payment Stagwell has previously made to MDC Holdings under Section 3.02(a)), plus (iii) interest on the excess (if any) of clause (i) over clause (ii) of this Section 3.01(b) calculated at the Agreed Rate from the due date (before giving effect to any extension) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year through the date of payment under Section 3.01(a).

Section 3.02        Reimbursement and Indemnification. To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment or Imputed Interest taken into account in computing a Tax Benefit Payment is not available, or the amount of taxable gain resulting from the sale or exchange of an asset of OpCo is greater (or, in the case of a sale or exchange at a loss, as a result of a determination the loss is lower or results in a gain) than the amount that was taken into account in computing a Tax Benefit Payment, Stagwell shall promptly (a) reimburse MDC Holdings for any prior payment made to Stagwell in respect of such deductions for depreciation, amortization, Imputed Interest, or savings in respect of gain or loss attributable to dispositions of OpCo assets with a Basis Adjustment and (b) without duplication, indemnify MDC Holdings and hold it harmless with respect to any interest or penalties and any other losses in respect of the disallowance of such tax savings (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Stagwell is permitted to control such contest). For the avoidance of doubt, the Parties agree and acknowledge that Stagwell shall not have any payment or reimbursement obligation to MDC Holdings in respect of any Realized Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due Stagwell pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Covered Tax Benefit and Tax Benefit Payment in the same amount to Stagwell in Year 2, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from Stagwell to MDC Holdings under this Section 3.02 shall include an amount equal to the $10 Tax Benefit Payment paid with respect to such disallowed depreciation plus the amount of interest and penalties, if any, paid by MDC Holdings with respect to such disallowed depreciation plus any Tax savings taken into account in computing the Tax Benefit Payment for other Covered Taxable Years that will be disallowed as a result of such payment (e.g., Imputed Interest) plus any Tax imposed on MDC Holdings as a result of such payment.

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Section 3.03        No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.04        Certain Acknowledgments. Without prejudice to Article 4, MDC Holdings and Stagwell hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

Article IV
Termination

Section 4.01        Early Termination of Agreement; Breach of Agreement.

(a)     MDC Holdings’ Early Termination Right. With the written approval of a majority of the Independent Directors, MDC Holdings may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to Stagwell pursuant to this Agreement by paying to Stagwell the Early Termination Payment; provided, that MDC Holdings may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the making of the Early Termination Payment pursuant to this Section 4.01(a). Upon MDC Holdings’ payment of the Early Termination Payment, MDC Holdings shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the Early Termination Effective Date; and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the Early Termination Effective Date (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs after such payment in full, MDC Holdings shall have no obligations under this Agreement with respect to such Exchange.

(b)     Acceleration Upon Change of Control. In the event of a Change of Control, all obligations of MDC Holdings under this Agreement shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase the “closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall be determined, inter alia, as follows, (i) the Early Termination Payment shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by MDC Holdings and Stagwell as due and payable but unpaid as of the Early Termination Notice shall be included in the Early Termination Payment and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (ii) or (iii)) shall be included in the Early Termination Payment. For the avoidance of doubt, Section 4.02 and Section 4.03 shall apply to a Change of Control, mutatis mutandis.

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(c)     Acceleration Upon Breach of Agreement. In the event that MDC Holdings materially breaches any of its obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor in any material respect any other obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from Stagwell (provided, that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall be determined, inter alia, as follows: (i) the Early Termination Payment shall be calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration shall be included in the Early Termination Payment; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration shall be included in the Early Termination Payment. Notwithstanding the foregoing, in the event that MDC Holdings breaches this Agreement and such breach is not a material breach of an obligation hereunder, Stagwell shall still be entitled to enforce all of its rights otherwise available under this Agreement. For purposes of this Section 4.01(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of an obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of an obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) calendar days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of an obligation under this Agreement if MDC Holdings fails to make any Tax Benefit Payment within sixty (60) calendar days of the relevant Final Payment Date to the extent that MDC Holdings has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided, that the interest provisions of Section 5.02 shall apply to such late payment.

Section 4.02        Early Termination Notice. If MDC Holdings chooses to exercise its right of early termination under Section 4.01(a) above, MDC Holdings shall deliver to Stagwell a notice of MDC Holdings’ decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. MDC Holdings shall also (x) deliver supporting schedules and work papers, as determined by MDC Holdings or as reasonably requested by Stagwell, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule and (y) allow Stagwell and its advisors to have reasonable access to the appropriate representatives, as determined by MDC Holdings or as reasonably requested by Stagwell, of MDC Holdings and the Accounting Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on the Parties thirty (30) calendar days from the first date on which Stagwell received such Early Termination Schedule unless:

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(a)      within thirty (30) calendar days after receiving the Early Termination Schedule, Stagwell provides MDC Holdings with a notice of an objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail Stagwell’s objection thereto (a “Termination Objection Notice”); or

(b)      Stagwell provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule shall become final and binding on the Parties on the date the waiver is received by MDC Holdings.

In the event that Stagwell timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by MDC Holdings of the Termination Objection Notice, MDC Holdings and Stagwell shall employ the Reconciliation Procedures (in which event the Early Termination Schedule shall become final and binding on the Parties on the date of determination of the expert pursuant to Section 7.12). The date on which the Early Termination Schedule becomes final and binding on the Parties in accordance with this Section 4.02 shall be the “Early Termination Reference Date.”

Section 4.03        Payment Upon Early Termination.

(a)      Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, MDC Holdings shall pay to Stagwell an amount equal to the Early Termination Payment. Such Early Termination Payment shall be made by MDC Holdings by wire transfer of immediately available funds to a bank account or accounts designated by Stagwell in writing to MDC Holdings.

(b)      Amount of Payment. The payment payable to Stagwell pursuant to Section 4.03(b) (the “Early Termination Payment”) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by MDC Holdings to Stagwell, whether payable with respect to Paired Equity Interests that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date, using the Valuation Assumptions.

Article V
Subordination and Late Payment

Section 5.01    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by MDC Holdings to Stagwell under this Agreement (an “MDC Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of MDC Holdings (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of MDC Holdings that are not Senior Obligations.

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Section 5.02   Late Payment by MDC Holdings. The amount of all or any portion of an MDC Payment not made to Stagwell when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such MDC Payment was due and payable; provided, that, to the extent that MDC Holdings does not have sufficient funds to make all or part of such payment on the date on which such MDC Payment was due and payable as a result of limitations imposed by any Senior Obligations, the Default Rate shall be replaced by the Agreed Rate while and to the extent such limitations imposed by any Senior Obligations continue to restrict such payment.

Article VI
Tax Matters; Consistency; Tax Groups and Successors; Cooperation

Section 6.01   Stagwell Participation in MDC Holdings Tax Matters. Except as otherwise provided herein, MDC Holdings shall have full responsibility for, and sole discretion over, all Tax matters concerning MDC Holdings, OpCo, the OpCo Group and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, MDC Holdings shall notify Stagwell of, and keep Stagwell reasonably informed with respect to, the portion of any audit of MDC Holdings, OpCo, the OpCo Group and their respective Subsidiaries (including, but solely to the extent MDC Holdings is entitled to control such audit under the A&R OpCo Operating Agreement), as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect Stagwell’s rights under this Agreement (if any). MDC Holdings shall provide Stagwell reasonable opportunity to provide information and other input to MDC Holdings and its advisors concerning the conduct of any such portion of such audits. MDC Holdings, OpCo or their respective Subsidiaries shall diligently defend and contest any audit or other challenge by a Taxing Authority relating to the Basis Adjustment (if any), and act in good faith and in a commercially reasonably manner in settling or otherwise resolving any such audit or other challenge by a Taxing Authority.

Section 6.02     Tax Positions. MDC Holdings shall determine in good faith the extent to which it is permitted to claim any depreciation or amortization deductions attributable to the Basis Adjustments, and the amount and deductibility of any Imputed Interest, and such deduction shall be taken into account in computing the Realized Tax Benefits so long as the Accounting Firm agrees that it is at least more likely than not that such deduction is available. For purposes of this Agreement, a Tax position shall not be considered permitted by law unless the Accounting Firm is at a “more likely than not” or higher level of comfort with respect to such Tax position.

Section 6.03     Admission of MDC Holdings into a Consolidated Group; Contribution of Assets to a Corporation.

(a)      If MDC Holdings is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed by reference to the consolidated taxable income of the group as a whole.

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(b)      If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to another corporation controlled by, controlling, or under common control with, the transferor (measuring control as 50% overlapping equity ownership) (including to a Person classified as an association taxable as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset as determined by MDC Holdings in good faith. For purposes of this Section 6.03, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 6.04    Cooperation.

Stagwell shall (and shall cause its affiliates to) (a) furnish to MDC Holdings in a timely manner such information, documents and other materials as MDC Holdings may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to MDC Holdings and its representatives to provide explanations of documents and materials and such other information as MDC Holdings or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

Article VII
Miscellaneous

Section 7.01    Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and I if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party shall have specified in a written notice given to the other Parties hereto):

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if to MDC Holdings or OpCo, to:

MDC Stagwell Holdings Inc.
One World Trade Center, Floor 65
New York, NY 10007
Attention: Frank Lanuto
E-mail: flanuto@mdc-partners.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Pl
New York, NY 10006
Attention: Kimberly R. Spoerri
E-mail: kspoerri@cgsh.com

if to Stagwell, to:

Stagwell Media LP
1808 I Street, NW, 6th Floor
Washington DC 20006
Attention: Ryan Greene
E-mail: ryan@stagwellgroup.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Ethan A. Klingsberg
Paul M. Tiger
Facsimile: (212) 277-4033
Email: ethan.klingsberg@freshfields.com
           paul.tiger@freshfields.com

Section 7.02        Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 7.03        No Right of Offset. Each of the Parties hereto hereby acknowledges and agrees that it shall have no right to offset or retain any amounts owed to any other Party hereunder against any other amount owed (or alleged or asserted to be owed) to it by such other Party or its affiliates, whether under this Agreement, the Transaction Agreement, any other Ancillary Agreement or otherwise.

Section 7.04        Entire Agreement. This Agreement and, as applicable, the Transaction Agreement and the other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement.

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Section 7.05   Assignment; No Third-Party Beneficiaries.

(a)   This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any Party hereto without the prior written consent of the other Parties hereto and any purported assignment without such consent shall be null and void ab initio; provided, that to the extent Stagwell transfers, sells or otherwise disposes of OpCo Common Units in accordance with the terms of the A&R OpCo Operating Agreement, it shall have the option (but not the obligation) to assign to the transferee of such OpCo Common Units its proportionate right to payment under this Agreement that will come into effect upon the Exchange of such transferred OpCo Common Units, provided that such transferee has executed and delivered a Joinder to MDC Holdings agreeing to succeed to the applicable portion of Stagwell’s interest in this Agreement and to become a Party for all purposes of this Agreement.

(b)   Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.06   Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

Section 7.07   Expenses. Except as otherwise specifically provided herein, each Party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 7.08  Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

Section 7.09  Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 7.10  Waiver. Any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the Parties entitled to the benefit thereof only by a written instrument signed by each such Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

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Section 7.11        Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(a)    All actions arising out of, relating to or in connection with this this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement is improper, or that this Agreement may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 7.11 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.

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(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS Section 7.11(d).

Section 7.12  Reconciliation. In the event that MDC Holdings and Stagwell are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all Parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by MDC Holdings and such Tax Return shall be filed as prepared by MDC Holdings, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 7.12 shall be binding on MDC Holdings and its Subsidiaries, OpCo, the OpCo Group and their respective Subsidiaries and Stagwell absent manifest error.

Section 7.13  Withholding. MDC Holdings shall be entitled to deduct and withhold from any payment that is payable to Stagwell or other person to whom it makes a payment pursuant to this Agreement such amounts as MDC Holdings is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by MDC Holdings, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by MDC Holdings to the relevant recipient. Stagwell and any other person entitled to receive a payment hereunder shall promptly provide MDC Holdings with any applicable Tax forms and certifications reasonably requested by MDC Holdings in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above by their respective officers thereunto duly authorized.

MDC STAGWELL HOLDINGS INC.

By:	/s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer

MIDAS OPCO HOLDINGS LLC

By:	/s/ Frank Lanuto
Name: Frank Lanuto
Title: President

STAGWELL MEDIA, LP,
by The Stagwell Group LLC, its General Partner

By:	/s/ Mark Penn
Name: Mark Penn
Title: Manager

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of August 2, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among MDC Stagwell Holdings Inc., a Delaware corporation (“MDC Holdings”), Midas OpCo Holdings LLC, a Delaware limited liability company and a direct subsidiary of MDC Holdings, and Stagwell Media LP, a Delaware limited partnership. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.       Representations and Warranties. The undersigned hereby represents and warrants to MDC Holdings that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement by Stagwell.

2.       Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to MDC Holdings, the undersigned hereby succeeds to the applicable portion of Stagwell’s interest in the Tax Receivable Agreement and is and hereafter will be a Party for all purposes of the Tax Receivable Agreement. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.       Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.       Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

MDC STAGWELL HOLDINGS INC.

By:

Name:

Title: